                                    EX. 99.1
            PRESS RELEASE ISSUED BY COVAD COMMUNICATIONS GROUP, INC.
                               DATED MAY 15, 2003

Covad News Media Contact:           Covad Investor Relations
Kathleen Greene                     Susan Crawford, VP FP&A & Investor Relations
Covad Communications                Covad Communications
408.616.6976                        408.434.2130
kgreene@covad.com                   InvestorRelations@covad.com

COVAD COMMUNICATIONS GROUP ANNOUNCES

FIRST QUARTER 2003 RESULTS

   - Sequential Improvements in Line Growth, Broadband Subscription Billings,
                      Revenue, and Loss from Operations -


SANTA CLARA, CALIF., (MAY 15, 2003) - Covad Communications Group, Inc. (OTCBB:
COVD), a leading national broadband service provider of high-speed Internet and network access, today reported results for the quarter ended March 31, 2003, including the addition of over 35,000 digital subscriber (DSL) lines, a nine percent increase over its lines in service at the end of the fourth quarter of 2002.

Revenue for the first quarter of 2003 was $90.9 million, a three percent increase over the fourth quarter of 2002. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2003 was a loss of $15.7 million, compared to a loss of $10.0 million in the fourth quarter of 2002. Net loss for the first quarter of 2003 was $34.7 million, or $0.16 per share, compared to a net loss of $35.5 million, or $0.16 per share, for the fourth quarter of 2002.

"The execution of our business plan in both our wholesale and direct sales operations is paying off." said Charles Hoffman, president and chief executive officer of Covad. "Despite the regulatory uncertainty during the first quarter, we expanded our relationship with AT&T, introduced new access and hosting services, enhanced our support for the Mac operating system and launched an advertising campaign targeted at the small business market. These accomplishments, combined with financial discipline, continued the momentum we generated in the fourth quarter of 2002."

REVENUE

Total revenue for the first quarter of 2003 was $90.9 million, compared to $87.9 million for the fourth quarter of 2002. The Company's wholesale subscribers contributed $73.4 million of revenue, or 81 percent, while direct subscribers contributed $17.5 million of revenue, or 19 percent, during the first quarter of 2003. Covad had approximately 364,000 wholesale lines in service at the end of the first quarter of 2003 and approximately 53,000 direct lines in service.

In the fourth quarter of 2002, Covad began reporting broadband subscription billings, which represents bills issued for broadband subscriptions and is detailed in a table below. Management believes broadband subscription billings is a useful measure for investors as it represents a key indicator of the growth of the Company's core business. For the first quarter of 2003, broadband subscription billings were $70.9 million, a five percent increase from $67.6 million for the fourth quarter of 2002.

GROSS MARGIN, SG&A, AND EBITDA

Gross margin was 24 percent for the first quarter of 2003, compared to 29 percent for the fourth quarter of 2002. Sales, marketing, general and administrative expenses were $37.4 million for the first quarter of 2003, compared to $38.2 million for the fourth quarter of 2002.

EBITDA for the first quarter of 2003 was a loss of $15.7 million, compared to an EBITDA loss of $10.0 million in the fourth quarter of 2002. Management considers EBITDA to be an important measure of performance because it is a meaningful indicator of cash used by the Company to fund its business, and it is an important metric often used by investors to evaluate the performance of a business.

Net Loss and Loss From Operations

Net loss for the first quarter of 2003 was $34.7 million, or $0.16 per share, compared to a net loss of $35.5 million, or $0.16 per share, for the fourth quarter of 2002. Loss from operations for the first quarter of 2003 was $34.3 million, compared to $33.2 million in the fourth quarter of 2002.

BALANCE SHEET

As of March 31, 2003, cash, cash equivalent and short-term investment balances, including restricted cash, were $177.8 million, a decrease of $27.3 million from the cash, cash equivalent and short-term investment balances, including restricted cash, of $205.1 million as of December 31, 2002. For the first quarter of 2003, net cash usage of $27.3 million included capital expenditures of approximately $8.8 million. These expenditures were primarily comprised of equipment purchases to support line growth and augmentation of the network.

"During the first quarter, both net revenue and broadband subscription billings continued to grow, demonstrating the benefits from our investment in marketing and customer incentive programs," said Mark Richman, chief financial officer of Covad. "We will continue to support revenue and line count growth through bundling products, competitive pricing strategies and strong customer service. These strategic initiatives, combined with prudent financial management, have Covad tracking toward profitability."

OPERATING STATISTICS

- Net lines in service grew nine percent in the first quarter of 2003, to approximately 417,000.

- Covad had approximately 233,000 consumer lines in service at the end of the first quarter of 2003, which represents 56 percent of its total lines. Covad ended the first quarter of 2003 with approximately 185,000 business lines in service, which represents the remaining 44 percent of its total lines. Consumer lines represented approximately 53 percent of total lines in the fourth quarter of 2002 and business lines represented approximately 47 percent of total lines in the fourth quarter of 2002.

- Weighted Average Revenue Per User (ARPU) was approximately $59 during the first quarter of 2003. The reduction from an ARPU of approximately $61 during the fourth quarter of 2002 was due to the higher mix of consumer lines.

- Customer disconnections, or churn, averaged approximately 3.6 percent during the first quarter of 2003, compared to fourth quarter of 2002 average churn of 3.4 percent. Churn for the first quarter of 2003 was affected by the migration of lines from a customer, Network Access Solutions (NAS), which is in bankruptcy proceedings. The average churn for the quarter excluding NAS would have been 3.4 percent. In January 2003, the bankruptcy court approved a transaction that provided Covad with the right to solicit customers previously served by NAS. As these customers are migrated to a direct relationship with Covad, the Company expects the churn for these customers to be significantly reduced.

Business Segments

During the three months ended March 31, 2003, Covad re-defined its business segments to further increase customer service and sales and marketing efficiency. Covad Broadband Solutions (CBS) focuses on direct sales to small business and small office home office (SoHo) end-users, as well as small- and medium-sized resellers. Covad Strategic Partnerships (CSP) serves Covad's largest customers and partners, primarily through wholesale agreements with ISPs and telecommunication carriers that deliver broadband to consumer and business end-users. CBS ended the first quarter of 2003 with approximately 99,000 lines in service, and CSP ended the first quarter of 2003 with approximately 318,000 lines in service. CBS revenue for the first quarter of 2003 was $34.4 million, and CSP revenue in the first quarter of 2003 was $56.5 million.

Business Outlook

Covad currently expects revenue for the second quarter of 2003 to be in a range of $93 million to $95 million with continued subscriber growth in the range of 25,000 to 30,000 lines. Broadband subscription billings for the second quarter of 2003 are expected to be approximately $74 million to $76 million.

For the second quarter of 2003, Covad currently expects loss from operations to be in the range of $32 million to $36 million, and EBITDA loss to be in a range of $14 million to $17 million. Net usage of cash, cash equivalents and short-term investments in the second quarter of 2003 is expected to be approximately $25 million to $30 million, including capital expenditures. Covad continues to believe it has a solid business plan, which will be adjusted, if necessary, as more information regarding the specifics of the Federal Communications Commission's Triennial Review are published.

Hoffman added: "Covad is working relentlessly on utilizing the broadband expertise that we have developed over the last several years. In the first quarter of this year, we established newly defined business segments, Covad Broadband Solutions and Covad Strategic Partnerships, to further align that expertise with the needs of our partners and customers. This has proven to be a successful strategic decision and has already begun to make a positive impact on customer service and sales and marketing efficiency."

CONFERENCE CALL INFORMATION

Covad will conduct a conference call to discuss these financial results on Thursday, May 15, 2003 at 5:00 p.m. Eastern Time (ET)/ 2:00 p.m. Pacific Time
(PT). The conference call will be webcast over the Internet. To listen to the call visit the Covad web site at www.covad.com/companyinfo. Investors and press may also listen by telephone to the call by dialing 706-634-1308 and are advised to call in ten minutes prior to the start time. The conference call telephone replay will be available approximately two hours after the call conclusion at until 9:00 p.m. PT on Monday, May 19, 2003 by dialing 800-642-1687 or 706-645-9291, pass code 527807. The webcast will be available until May 15, 2004.

ABOUT COVAD COMMUNICATIONS

Covad is a leading national broadband service provider of high-speed Internet and network access utilizing Digital Subscriber Line (DSL) technology. It offers DSL, T1, managed security, IP and dial-up services and bundled voice and data services directly to end users and to Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad's network currently serves 96 of the top Metropolitan Statistical Areas (MSAs) and covers more than 40 million homes and businesses or approximately 45 percent of all US homes and businesses. Corporate headquarters is located at 3420 Central Expressway, Santa Clara, CA 95051. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

The statements contained in this press release that are not historical facts are "forward-looking statements," including Covad's expected revenue, loss from operations, EBITDA, broadband subscription billings, net usage of cash, cash equivalents and short-term investments and other financial measures, anticipated subscriber growth, anticipated churn, and the statements made by the president and CEO and CFO and the assumptions underlying such statements. Actual events or results may differ materially as a result of risks facing Covad or actual results differing from the assumptions underlying such statements. Such risks and assumptions include, but are not limited to, future FCC rulemaking, the terms and interpretations of the decision announced February 20, 2003 by the FCC, Covad's ability to continue as a going concern, to continue to service and support its customers, to successfully market its services to current and new customers, to manage the consolidation of sales to a fewer number of wholesale customers, to successfully migrate end users, Covad's ability to generate customer demand, to achieve acceptable pricing, to respond to competition, to develop and maintain strategic relationships, to manage growth, to receive timely payment from customers, to access regions and negotiate suitable interconnection agreements, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative, and judicial developments and the absence of an adverse result in litigation against Covad. Covad disclaims any obligation to update any forward-looking statement contained in this press release. All forward-looking statements are expressly qualified in their entirety by the "Risk Factors" and other cautionary statements included in Covad's SEC Annual Report on Form 10-K for the year ended December 31, 2002, along with Current Reports on Form 8-K filed from time to time with the SEC.

                                      ####


                                                        -----------     -----------
SELECTED BALANCE SHEET DATA                                AS OF           AS OF
                                                        MAR 31, '03     DEC 31, '02
                                                        -----------     -----------
Cash, cash equivalents, and short term investments        $177,398        $204,567
Restricted cash and investments                                400             501
Accounts receivable, net                                    24,536          21,746
All other current assets                                    17,090          15,926
Property, equipment and collocation fees, net              141,744         152,021
Deferred costs of service activation                        37,113          40,286
All other long-term assets                                   9,111           7,114
                                                          --------        --------
  Total assets                                            $407,392        $442,161
                                                          ========        ========

Total current liabilities                                 $116,315        $113,884
Long-term debt                                              50,000          50,000
Collateralized customer deposit                             66,261          68,191
Deferred gain on consolidation of subsidiary                53,963          53,972
Unearned revenues                                           70,441          73,815
Total stockholders' equity                                  50,412          82,299
                                                          --------        --------
  Total liabilities and stockholders' equity              $407,392        $442,161
                                                          ========        ========

                                                                    -----------------------------------------------------------
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS DATA                                    THREE MONTHS ENDED
                                                                    -----------------------------------------------------------
                                                                     MAR 31, '03            DEC 31, '02            MAR 31, '02
                                                                    -------------          -------------          -------------
  Revenues, net                                                     $      90,860          $      87,891          $     101,666

  Operating expenses:
     Network and product costs                                             69,024                 62,334                 90,194
     Sales, marketing, general and administrative                          37,379                 38,163                 37,204
     Provision for bad debts (bad debt recoveries), net                       198                      7                    (73)
     Depreciation and amortization of property and equipment               14,593                 19,556                 30,853
     Amortization of collocation fees                                       3,996                  3,660                  3,629
     Provision for restructuring expenses                                      --                     --                     --
     Provision for long-lived asset impairment                                 --                     --                     --
     Litigation-related expenses                                               --                 (2,599)                (3,767)
                                                                    -------------          -------------          -------------
                                                                          125,190                121,121                158,040
                                                                    -------------          -------------          -------------

  Loss from operations                                                    (34,330)               (33,230)               (56,374)

  Other income (expense), net                                                (392)                (2,259)                  (465)
                                                                    -------------          -------------          -------------
  Net loss                                                          $     (34,722)         $     (35,489)         $     (56,839)
                                                                    =============          =============          =============

     Basic and diluted net loss per share                           $       (0.16)         $       (0.16)         $       (0.26)
                                                                    =============          =============          =============

  Weighted average number of common shares used in computing
     basic and diluted net loss per share amounts                     223,444,624            222,243,450            216,857,650
                                                                    =============          =============          =============

Gross Margin (Note 1)                                               $      21,836          $      25,557          $      11,472
   %                                                                         24.0%                  29.1%                  11.3%

                                                                       ---------------------------------------------
EBITDA CALCULATION (NOTE 2)                                                         THREE MONTHS ENDED
                                                                       ---------------------------------------------
                                                                       MAR 31, '03      DEC 31, '02      MAR 31, '02
                                                                       -----------      -----------      -----------
Loss from operations                                                    $(34,330)        $(33,230)        $(56,374)
Plus: Depreciation and amortization of property and equipment             14,593           19,556           30,853
      Amortization of collocation fees                                     3,996            3,660            3,629
                                                                        --------         --------         --------
   EBITDA (Note2)                                                       $(15,741)        $(10,014)        $(21,892)
                                                                        ========         ========         ========

                                                                       ---------------------------------------------
CONSOLIDATED REVENUE DATA                                                           THREE MONTHS ENDED
                                                                       ---------------------------------------------
                                                                       MAR 31, '03      DEC 31, '02      MAR 31, '02
                                                                       -----------      -----------      -----------
Broadband subscription billings (Note 3)                                $ 70,948         $ 67,599         $  66,618
High-capacity circuit billings                                             5,797            5,343             8,193
Dial-up billings                                                           1,733            1,964             4,135
Financially distressed partners (Note 4):
   Billings not recognized as revenue                                     (2,677)          (3,103)          (18,774)
   Payments received recognized as revenue                                 2,402            3,370            16,862
   Pre-petition receipts previously deferred                                  34               --             3,307
Customer rebates and incentives not subject to deferral (Note 5)          (3,267)          (2,828)               --
Other revenues, net (Note 6)                                              15,890           15,546            21,325
                                                                        --------         --------         ---------
   Revenues, net                                                        $ 90,860         $ 87,891         $ 101,666
                                                                        ========         ========         =========

THREE MONTHS ENDING JUNE 30, 2003 - BUSINESS OUTLOOK

                                                                                ---------------------------
EBITDA CALCULATION (NOTE 2)                                                         THREE MONTHS ENDING
                                                                                        JUN 30, '03
                                                                                ---------------------------
                                                                                PROJECTED RANGE OF RESULTS
                                                                                ---------------------------
  Loss from operations                                                          $ (32,000)   to   $ (36,000)
  Plus: Depreciation and amortization of property and equipment                    14,500    to      15,000
        Amortization of collocation fees                                            3,500    to       4,000
                                                                                ---------         ---------
     EBITDA (Note 2)                                                            $ (14,000)   to   $ (17,000)
                                                                                =========         =========


                                                                                ---------------------------
CONSOLIDATED REVENUE DATA                                                           THREE MONTHS ENDING
                                                                                        JUN 30, '03
                                                                                ---------------------------
                                                                                PROJECTED RANGE OF RESULTS
                                                                                ---------------------------
  Broadband subscription billings (Note 3)                                      $  74,000    to   $  76,000
  High-capacity circuit billings                                                    5,000    to       6,000
  Dial-up billings                                                                  1,400    to       1,500
  Financially distressed partners (Note 4):
     Billings not recognized as revenue                                                 0    to        (100)
  Customer rebates and incentives not subject to deferral (Note 5)                 (4,500)   to      (6,000)
  Other revenues, net (Note 6)                                                     17,100    to      17,600
                                                                                ---------         ---------
     Revenues, net                                                              $  93,000    to   $  95,000
                                                                                =========         =========


THREE MONTHS ENDING MARCH 31, 2004 - EBITDA BREAKEVEN

                                                                                ---------------------------
EBITDA CALCULATION (NOTE 2)                                                         THREE MONTHS ENDING
                                                                                        MAR 31, '04
                                                                                ---------------------------
                                                                                      PROJECTED RESULTS
                                                                                ---------------------------
  Loss from operations                                                                            $ (16,000)
  Plus: Depreciation and amortization of property and equipment                                      15,000
        Amortization of collocation fees                                                              1,000
                                                                                                  ---------
     EBITDA (Note 2)                                                                              $       0
                                                                                                  =========

NOTES TO UNAUDITED SELECTED FINANCIAL DATA

1. Gross margin is calculated by subtracting network and product costs from revenues, net.

2. Management believes that Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), defined as loss from operations prior to
         (i) depreciation and amortization of property and equipment and (ii) amortization of intangible assets, is a meaningful indicator of cash used by the Company to fund its business. EBITDA may be defined differently by other companies and should not be used as an alternative to our operating and other financial information as determined under accounting principles generally accepted in the United States. EBITDA is not a prescribed term under accounting principles generally accepted in the United States, does not directly correlate to cash provided by or used in operating activities and should not be considered in isolation, nor as an alternative to more meaningful measures of performance determined in accordance with accounting principles generally accepted in the United States.

3. Broadband subscription billings is defined as customer bills issued within the period for services provided during such period (or to be provided in future periods). Broadband subscription billings exclude charges for Federal Universal Service Fund ("FUSF") assessments, dial-up services, and high- capacity circuits. Broadband subscription billings include bills issued to customers that are classified as financially distressed and whose revenue is recognized when cash is received (refer to Note 4 below for a more detailed discussion on accounting for financially distressed partners). Management believes broadband subscription billings is a useful measure for investors as it represents a key indicator of the growth of the Company's core business.

4. When the Company determines that (i) the collectibility of a bill issued to a customer is not reasonably assured or (ii) its ability to retain some or all of the payments received from a customer that has filed for bankruptcy protection is not reasonably assured, the customer is classified as "financially distressed" for revenue recognition purposes. A bill issued to a financially distressed customer is recognized as revenue when services are rendered and cash for those services is received, assuming all other criteria for revenue recognition have been met, and only after the collection of all previous outstanding accounts receivable balances. Consequently, significant timing differences may occur from the time a bill is issued, the time the services are provided and the time that cash is received and revenue is recognized.

5. Customer rebates and incentives not subject to deferral consist of amounts paid or accrued under marketing, promotion and rebate incentive programs with certain customers. Rebates and incentives paid or accrued under these programs are not accompanied by any up-front charges billed to customers. Therefore, these charges are accounted for as reductions of revenue as incurred.

6. Other revenues consist primarily of revenue recognized from amortization of prior period SAB 101 deferrals (refer to Note 7 below for a discussion of SAB 101), FUSF and dial-up charges billed to our customers and other revenues not subject to SAB 101 deferral because they do not relate to an on-going customer relationship or performance of future services.

7. In the fourth quarter of 2000, retroactive to January 1, 2000, the Company adopted an accounting policy to account for up-front fees associated with service activation and the related incremental direct costs in accordance with SAB 101.The Company recognizes up-front fees associated with service activation, net of any amounts concurrently paid or accrued under certain marketing, promotion and rebate incentive programs, over the expected term of the customer relationship, which is presently estimated to be 24 months, using the straight-line method. The Company also treats the incremental direct costs of service activation (which consist principally of customer premises equipment, service activation fees paid to other telecommunications companies and sales commissions) as deferred charges in amounts that are no greater than the up-front fees that are deferred, and such deferred incremental direct costs are amortized to expense using the straight-line method over 24 months.